SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

OVERTURE SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
SOLICITATION AND VOTING OF PROXIES
PROPOSAL ONE: ELECTION OF DIRECTORS
INFORMATION ABOUT OVERTURE — DIRECTORS
PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS
PRINCIPAL STOCKHOLDERS
COMPENSATION OF EXECUTIVE OFFICERS AND OTHER MATTER
COMPARISON OF STOCKHOLDER RETURN
Section 16(a) Beneficial Ownership Reporting Compliance
Other Matters

OVERTURE SERVICES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders
of Overture Services, Inc.:

     On Thursday, May 23, 2002, Overture Services, Inc. (“Overture”) will hold its 2002 Annual Meeting of Stockholders at the Marriott Courtyard Old Pasadena, 180 North Fair Oaks Avenue, Pasadena, CA 91103. The meeting will begin at 9:00 a.m., local time, for the following purposes:

1.	To elect two Class III directors;

2.	To ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal 2002; and

3.	To attend to any other business properly presented at the meeting.

     More information about these proposals is described in the enclosed proxy statement. Only stockholders of record at the close of business on March 27, 2002 or their proxies can vote at this meeting or any adjournment(s) or postponement(s) that may take place. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 74 N. Pasadena Avenue, Third Floor, Pasadena, California 91103.

     Whether or not you expect to attend the meeting in person, you are urged to sign, date, and return the enclosed proxy card or voting instruction card, vote electronically via the Internet or vote by telephone at your earliest convenience. Instructions for voting your shares are included on the enclosed proxy or voting instruction card.

     If you send in your proxy and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

     Your Board of Directors recommends that you vote in favor of the two proposals outlined in this Proxy Statement. Please refer to the Proxy Statement for detailed information on each of the proposals.

     Overture’s 2001 Annual Report to Stockholders accompanies this Notice of Annual Meeting of Stockholders and Proxy Statement.

By order of the Board of Directors Very truly yours,

/s/ Todd Tappin

Todd Tappin Chief Financial Officer and Secretary

Pasadena, California
April 18, 2002

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

     The accompanying proxy is solicited by the Board of Directors (the “Board”) of Overture Services, Inc. (“Overture” or the “Company”) for use at the Annual Meeting of Stockholders to be held on Thursday, May 23, 2002, at 9:00 a.m., local time, and at any adjournment(s) or postponement(s) that may take place.

     The Annual Meeting will be held at the Marriott Courtyard Old Pasadena, 180 North Fair Oaks Avenue, Pasadena, CA 91103. Overture’s principal executive offices are located at 74 N. Pasadena Avenue, 3rd Floor, Pasadena, California 91103. The date of this Proxy Statement is April 18, 2002 and we anticipate first sending the proxy materials to stockholders on or about April 18, 2002.

SOLICITATION AND VOTING OF PROXIES

     The following is important information in a question-and-answer format regarding the Annual Meeting and this Proxy Statement.

Q:	What may I vote on?

A:	(1)	The election of two Class III directors to serve on our Board;

	(2)	The ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal 2002; and

	(3)	Any other business properly presented at the meeting.

Q:	How does the Board recommend I vote on the proposals?

A:	The Board recommends a vote FOR the nominees standing for re-election as directors and FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal 2002.

Q:	Who is entitled to vote?

A:	Stockholders as of the close of business on March 27, 2002 (the “Record Date”) are entitled to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of Common Stock held on the Record Date. As of the Record Date, 58,355,397 shares of Overture’s Common Stock were issued and outstanding.

Q:	How do I vote?

A:	If shares are registered in your name (as a “record holder”), you may vote in person at the Annual Meeting or by signing and dating each proxy card you receive and returning it in the prepaid envelope. Stockholders of record may also be able to vote electronically via the Internet or by telephone as outlined on the proxy card. If you hold your shares through a broker, bank or other nominee (in “street name”), you must instruct your broker, bank or nominee how to vote your shares by completing a voting instruction card. You may also be able to vote by Internet or telephone. There will be instructions on your voting instruction card for Internet and telephone voting, if available. If you hold your shares through a broker, bank or other nominee, you may not vote at the meeting unless you obtain a signed “legal proxy” from your bank, broker or nominee allowing you to vote your shares directly at the meeting.

Q:	How can I change my vote or revoke my proxy?

A:	If you are a record holder, you have the right to revoke your proxy and change your vote at any time before the meeting by notifying our Secretary in writing dated after the date of the proxy card, by returning a later-dated proxy card or by re-voting electronically via the Internet or by telephone. You may also revoke your proxy and change your vote by voting in person at the meeting, although attendance at the meeting alone will not automatically revoke your proxy. If you hold your shares through a bank, broker or other nominee, you must give new instructions to your bank, broker or nominee prior to the annual meeting or obtain a signed “legal proxy” from the bank, broker or nominee to revoke your prior instructions and vote in person at the meeting.

Q:	What does it mean if I get more than one proxy or voting instruction card?

A:	It means you hold shares in more than one account. Sign and return all proxies and voting instruction cards you receive from Overture to ensure that all your shares are voted.

Q:	Who will count the vote?

A:	Representatives of Mellon Investor Services LLC (“Inspector”), Overture’s transfer agent, will count the votes. We believe that the procedures to be used by the Inspector to count the votes are consistent with Delaware law concerning voting of shares and determination of a quorum.

Q:	How many votes are needed to approve a proposal?

A:	The number of votes needed to approve a proposal varies depending on the nature of the proposal. For the election of the directors being presented at the 2002 Annual Meeting, a plurality of the shares voted at the meeting, whether in person or by proxy, must vote in favor of the two directors, provided a “quorum” is present at the meeting. For the ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal 2002, a majority of the shares voted at the meeting, whether in person or by proxy, must vote in favor of the proposal, provided a “quorum” is present at the meeting. A quorum is a majority of the issued and outstanding shares entitled to vote at a meeting. They may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held and action to be validly taken. Abstentions are not counted in the tally of votes FOR or AGAINST a proposal, but will be counted as present for quorum purposes. A withheld vote is treated the same as an abstention. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter (broker non-votes), those shares will not be counted as votes cast with respect to that matter, but will be counted as present for quorum purposes.

Q:	How will my proxy be exercised with respect to the proposals?

A:	All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a stockholder specifies by means of his or her proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted FOR the nominees standing for re-election as directors and FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal 2002.

Q:	How will voting on any other business be conducted?

A:	We do not know of any other business to be considered at the 2002 Annual Meeting other than the two proposals described in this Proxy Statement. If any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to Ted Meisel, Overture’s President and Chief Executive Officer, and/or Todd Tappin, Overture’s Chief Financial Officer and Secretary, to vote on such matters in their discretion.

Q:	Who can attend the Annual Meeting?

A:	All stockholders as of the Record Date and their proxies can attend. If your shares are held in the name of a broker or other nominee, please bring proof of stock ownership with you to the Annual Meeting. A copy of your brokerage account statement or a “legal proxy” (which you can get from your broker) will serve as proof of stock ownership.

Q:	Who pays for the proxy solicitation process?

A:	Overture will bear the cost of soliciting proxies, including the reimbursement to brokerage firms and other persons representing beneficial owners of shares for their reasonable out-of-pocket expenses in forwarding solicitation material to such beneficial owners. In addition to solicitation of proxies by mail, certain officers, directors and Overture employees may solicit proxies by telephone, telegraph or personal interview. These persons will receive no additional compensation for their services other than reimbursement of reasonable out-of-pocket expenses.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future stockholder meetings, including director nominations.

In order for a stockholder proposal to be considered for inclusion in Overture’s Proxy Statement for next year’s annual meeting in accordance with the standards contained in Securities and Exchange Commission (“SEC”) Rule 14a-8 and Overture’s bylaws, stockholder proposals must be received no later than December 16, 2002. However, if the date of Overture’s 2003 annual meeting is moved more than 30 days before or after the anniversary date of the 2002 annual meeting, the deadline for inclusion in Overture’s proxy statement is a reasonable time before Overture begins to print and mail its proxy materials.

In order for a stockholder proposal or stockholder nomination for director to be presented at Overture’s 2003 annual meeting from the floor, the stockholder must deliver to the Secretary of Overture at Overture’s principal executive offices, written notice of such proposal or nomination not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary of the 2002 annual meeting. If, however, the 2003 annual meeting is held more than 30 days before, or more than 60 days after, the anniversary of 2002 annual meeting, written notice of such proposal or nomination must be received no earlier than the close of business 120 days prior to the meeting and not later than the later to occur of the following two dates:

•	90 days prior to the meeting, and

•	10 days after public announcement of the meeting date.

In addition, in order to raise a proposal from the floor, the stockholder must comply with Overture’s bylaws, including requirements to have delivered a proxy statement and form of proxy to holders of a sufficient number of shares of Overture common stock to approve the proposal and to provide specified information. In addition, Overture’s bylaws provide that a nomination for director must include a statement by the nominee acknowledging that he or she will owe a fiduciary duty exclusively to the corporation and its stockholders.

You may contact Overture’s Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

PROPOSAL ONE: ELECTION OF DIRECTORS

     The Board currently consists of seven (7) members. The directors are divided into three classes, designated Class I, Class II and Class III, each serving a staggered three-year term. Class I, whose terms will expire at our 2003 Annual Meeting of Stockholders, consists of Steve Alesio, Jeffrey S. Brewer and Robert Kavner; Class II, whose terms will expire at our 2004 Annual Meeting of Stockholders, consists of William Elkus and William Gross; Class III, whose terms expire at our 2002 Annual Meeting of Stockholders, consists of Linda Fayne Levinson and Ted Meisel. Two (2) Class III members will be standing for re-election. If either nominee is unable to stand for re-election, the Board may further reduce the size of the Board, designate a substitute or leave a vacancy unfilled. If a substitute is designated, proxies voting on the original director candidate will be cast for the substituted candidate. The Board has no reason to believe that any nominee will be unwilling or unable to serve if elected as director.

     At each Annual Meeting of Stockholders, directors will be elected for a full term of three years to succeed those directors whose terms are expiring. Management’s nominees to serve as the Class III directors are Linda Fayne Levinson and Ted Meisel. Please see “Information about Overture – Directors” for information concerning the nominees. If elected, the nominees will serve as Directors until Overture’s Annual Meeting in 2005 and until their respective successors are elected and qualified.

INFORMATION ABOUT OVERTURE — DIRECTORS

Directors of Overture

     This section sets forth information concerning the current directors’ ages and backgrounds, including the Class III nominees to be elected at this meeting.

Steve Alesio	Director since May 2001
Age 48

     Mr. Alesio has served as a Director since May 2001. Mr. Alesio has served as Senior Vice President of The Dun & Bradstreet Corporation since January 2001. From June 1981 to November 2000, Mr. Alesio was employed by The American Express Company in New York, where he most recently served as President and General Manager of the Business Services group. Mr. Alesio also serves as a director of Administaff Inc., a human resource services company. He also serves on the board of a private company. Mr. Alesio received his B.A. in Accounting from St. Francis College, Pennsylvania and his M.B.A. from the University of Pennsylvania’s Wharton School.

Jeffrey S. Brewer	Director since June 1998
Age 33

     Mr. Brewer has served on the Board since June 1998 and as Executive Chairman from February 2000 to September 2000. From March 1998 to May 1999 he also served as President, and from March 1998 until January 2000, he also served as Chief Executive Officer. Mr. Brewer founded and served as Chief Technology Officer of Ticketmaster Online-CitySearch, Inc. (formerly CitySearch, Inc.), an online provider of city guides and live event ticketing from August 1995 to January 1998. From June 1994 to August 1995, he served as Manager of Online Development at Knowledge Adventure, Inc., an educational software developer of multimedia CD-ROMs for children. Mr. Brewer received his B.A. in Economics from Southern Methodist University.

William Elkus	Director since March 1999
Age 50

     Mr. Elkus has served as a Director of Overture since March 1999. Mr. Elkus has served as a Managing Director of Clearstone Venture Partners, a venture capital firm, since March 1998. Mr. Elkus was a co-founder and served as Managing Director of Klein Investment Group LP, a merchant bank, from January 1994 to December 1997. He serves on the board of directors of several private companies. Mr. Elkus received a S.B. in Mathematics from MIT, a S.M. in Management from MIT Sloan School of Management and a J.D. from Harvard Law School.

William Gross	Director since September 1997
Age 43

     Mr. Gross has served as a Director of Overture since its inception in September 1997. He also served as President and Chief Executive Officer of Overture from its inception until March 1998 and served as Chairman of the Board from Overture’s inception until November 1998. Mr. Gross was a founder of Idealab (formerly Bill Gross’ idealab!), a creator and operator of technology companies and currently serves as its Chairman and Chief Executive Officer. From June 1991 to January 1997, he served as Chairman of Knowledge Adventure, Inc., an educational software developer of multimedia CD-ROMs for children, which was founded by Mr. Gross. From February 1986 to March 1991, he was a developer at Lotus Development Corporation. Mr. Gross serves on the board of trustees of the California Institute of Technology, and as a director for several private companies. Mr. Gross received his B.S. in Mechanical Engineering from the California Institute of Technology.

Robert M. Kavner	Chairman of the Board since September 2000
Age 58	Director since November 1998

     Mr. Kavner has served as a Director since November 1998 and as Chairman of the Board since September 2000. Since January 1999, Mr. Kavner has served in various capacities, including serving as a member of the board of directors of Idealab, a creator and operator of technology companies. From September 1995 to December 1998, he served as President and Chief Executive Officer of On Command Corporation, a supplier of in-room entertainment and information services to the lodging industry. Mr. Kavner currently serves on the board of directors of the following public companies: FleetBoston Financial Corporation, Earthlink Inc. and Jupiter Media Metrix Inc. He also serves on the board of directors of several private companies. Mr. Kavner received his B.B.A. in Business Management from Adelphi University.

Linda Fayne Levinson	Director since November 1998
Age 60

     Ms. Levinson has served as a Director of Overture since November 1998. Ms. Levinson has served as a partner of GRP Partners, a private equity investment fund financing early stage companies, since April 1997. From 1994 to 1997, she served as President of Fayne Levinson Associates, a management consulting firm. Ms. Levinson serves on the board of directors of NCR Corporation, Administaff Inc., Jacobs Engineering Group Inc. and lastminute.com plc. She also serves on the board of directors of several private companies. Ms. Levinson received her A.B. in Russian Studies from Barnard College, her M.A. in Russian Literature from Harvard University, and her M.B.A from New York University.

Ted Meisel	Director since February 2000
Age 38

     Mr. Meisel has served as a Director since February 2000, as Chief Executive Officer since January 2000, and as President since May 1999. From December 1998 until January 2000, he also served as Chief Operating Officer. From April 1996 to November 1998, Mr. Meisel served in a variety of roles at Ticketmaster Online-CitySearch, Inc. (formerly CitySearch, Inc.), an online provider of city guides and live event ticketing, most recently as Vice President of the Products and Technology Group. From November 1991 to March 1996, he worked at McKinsey & Company, a management consulting firm. Mr. Meisel holds a B.A. in History from Dartmouth College and a J.D. from Stanford Law School.

Relationships Among Directors or Executive Officers

     There are no family relationships among any of the directors or executive officers of Overture.

Board Meetings and Committees

     The Board held thirteen (13) meetings during fiscal 2001. The Board has established the following three standing committees:

     Compensation Committee. The Compensation Committee makes recommendations to the Board on compensation for Overture’s executive officers and administers our 1998 Stock Plan and our 1999 Employee Stock Purchase Plan, pursuant to a written charter. During fiscal 2001, the Compensation Committee, which currently consists of Messrs. Brewer and Kavner and Ms. Levinson, met twelve (12) times.

     Audit Committee. The Audit Committee, pursuant to a written charter, makes recommendations concerning the engagement of independent public accountants, reviews the plans and results of the audit engagement with Overture’s independent public accountants, reviews the independence of Overture’s independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of Overture’s internal accounting controls. During fiscal 2001, the Audit Committee, which currently consists of Messrs. Alesio and Elkus and Ms. Levinson, met four times.

     Ms. Levinson and Mr. Alesio are independent committee members under the requirements of Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards. Mr. Elkus is employed by and a Managing Director of Clearstone Venture Management I, LLC and Clearstone Venture Management II, LLC. William Gross is also a Managing Director of Clearstone Venture Management I, LLC and Clearstone Venture Management II, LLC. Mr. Gross (including shares held by Idealab) has a 50% voting interest in Clearstone Venture Management I, LLC and a 23.8% voting interest in Clearstone Venture Management II, LLC. Overture has been informed that Mr. Elkus now has a 50% voting interest in Clearstone Venture Management I, LLC and a 26.7% voting interest in Clearstone Venture Management II, LLC and at one point Mr. Elkus had a 50% voting interest in Clearstone Venture Management II, LLC. Idealab is a managing member of Clearstone Venture Management I, LLC and Clearstone Venture Management II. Over the last three years Idealab was, at times, a beneficial owner of more than 6% of Overture’s common stock (as of February 28, 2002, Idealab was a beneficial owner of approximately 6% of Overture’s common stock). Overture’s Board has determined that Mr. Elkus is capable of making independent decisions and that his continued membership on the Audit Committee is required in the best interests of the Company and its stockholders as a result of the significant and unique expertise and service that Mr. Elkus provides.

     Nominating Committee. The Nominating Committee makes recommendations regarding candidates to serve as members of the Board and nominates officers for appointment by the Board. The Nominating Committee was created by the Board, pursuant to a written charter on March 8, 2002 and currently consists of Messrs. Alesio, Gross and Kavner. Prior to the creation of the Nominating Committee, the Board had established, pursuant to a written charter, on May 24, 2001, the Board of Directors Selection Committee, which consisted of Messrs. Kavner and Meisel, and Ms. Levinson. The Board of Directors Selection Committee was established to select director nominees but was replaced by the Nominating Committee and did not convene a meeting in 2001 or 2002.

     All Board and Committee members attended more than 75% of the combined meetings of the Board and Committees on which they serve, except Mr. Alesio who attended 36% of the combined meetings for the Board and any Committees on which he served.

Director Compensation

     We do not currently pay cash fees to our directors. Directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board or any committees thereof. The directors who are employees of our company are generally eligible to participate in our 1998 Stock Plan and in our 1999 Employee Stock Purchase Plan. At the 2001 annual meeting, the company adopted a plan (the “Director’s Compensation Plan”) to compensate its non-employee directors with options to purchase the Company’s stock. Pursuant to the Director’s Compensation Plan, all non-employee directors are granted non-statutory stock options to purchase (i) 30,000 shares of Common Stock on the date of initial appointment to the Board and (ii) 20,000 shares of Common Stock as of the date of each annual stockholder’s meeting (or a pro rata amount in the event a director is appointed or elected between the annual stockholders meetings) thereafter during which such non-employee remains a director of the company. These options will vest quarterly over four years and have a term of seven years. Those non-employees who were directors before the adoption of the Director’s Compensation Plan were granted 50,000 stock options as of the date of the 2001 annual meeting in accordance with the Director’s Compensation Plan. These options will vest quarterly over four years and have a term of seven years. The exercise price of all stock options granted under the Director’ s Compensation Plan is equal to the closing sale price of a share of the Company’s Common Stock on the NASDAQ Stock Market on the day prior to the date of grant of the option.

Recommendation of the Board

     Your Board unanimously recommends a vote FOR the approval of the election of all nominees named above.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF
ERNST & YOUNG LLP AS INDEPENDENT AUDITORS

     The Board has approved the appointment of Ernst & Young LLP as our independent auditors for fiscal 2002, subject to ratification by the stockholders. Ernst & Young LLP has served as our independent auditors since 1999. We expect that the representatives of Ernst & Young LLP will attend the Annual Meeting to answer appropriate questions.

     Stockholder ratification of Ernst & Young LLP is not required by Overture’s bylaws or other applicable legal requirements. However, the Board is submitting the selection of Ernst & Young LLP for ratification as a matter of good corporate practice. If the stockholders fail to ratify the election, the Audit Committee and the Board will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Board at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interest of Overture and its stockholders.

Fees Billed to Overture by Ernst & Young LLP during Fiscal 2001

     Audit Fees

     Audit fees billed to Overture by Ernst & Young LLP during the Company’s fiscal year ended December 31, 2001 for the audit of Overture’s annual financial statements and the review of those financial statements included in Overture’s quarterly reports on Form 10-Q totaled approximately $238,000.

     Audit-Related Fees

     Fees billed to Overture by Ernst & Young LLP during the Company’s fiscal year ended December 31, 2001 for audit-related services rendered to Overture, including registration statements, accounting consultation, benefit plans and statutory audits totaled approximately $424,000.

     Financial Information Systems Design and Implementation Fees

     The Company did not engage Ernst & Young LLP to provide advice to Overture regarding financial information systems design and implementation during the fiscal year ended December 31, 2001.

     All Other Fees

     Fees billed to Overture by Ernst & Young LLP during the fiscal year ended December 31, 2001 for all other services rendered to Overture, including tax-related services, totaled approximately $462,000.

     The Audit Committee has considered and determined that the fees paid to Ernst & Young LLP for the other services performed are compatible with Ernst & Young LLP’s independence.

Recommendation of the Board

     Your Board unanimously recommends a vote FOR the approval of the appointment of Ernst & Young LLP as independent auditors for fiscal 2002.

     At the date of this Proxy Statement, the Board knows of no other business that will be conducted at the 2002 Annual Meeting of Stockholders of Overture other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting occurs, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

Related Party Transactions

     Real Estate Transaction

     In December 1999, Overture entered into an arrangement with Idealab, which, with its affiliate, idealab! Holdings, L.L.C., is a significant stockholder of Overture, for approximately 58,000 square feet of office space. The term of the lease commenced on January 15, 2000 and will terminate on October 31, 2004, with total lease payments of approximately $7.1 million over the term of the lease. In March 2002, Overture entered into an arrangement with Parfinco EWA, LLC and Idealab whereby Idealab assigned their lease with Parfinco to Overture for the 58,000 square feet of office space and Overture entered into an arrangement with Parfinco for an additional 29,000 square feet of office space. Overture is obligated to make aggregate lease payments on this additional office space of approximately $1.9 million commencing in March 2002 and the lease for such additional office space expires at the same time as our existing 58,000 square feet of office space, in October 2004. Overture has an option to extend both leases for an additional 5 years beyond October 2004.

     Business Transactions

     During 2001, Overture recorded approximately $501,000 of search listing advertising revenue from Idealab. Overture had no barter transactions. Mr. Gross is on Overture’s Board and is also the Chairman of the Board, Chief Executive Officer and President of Idealab. Idealab is a beneficial owner of more than 5% of Overture’s common stock.

Employment Agreements and Change of Control Arrangements

     Overture has not entered into employment agreements with its executive officers, and their employment may be terminated at any time at the discretion of the Board. Overture has entered into change in control severance agreements with approximately 34 of its management employees, including Ted Meisel, Todd Tappin and Jaynie Studenmund, who are executive officers of Overture. These agreements provide that, in the event of the employee’s involuntary termination without cause within twelve (12) months after a change in control of Overture, the employee will be entitled to six months of salary, potential payments for health care continuation coverage and immediate vesting of his or her options. Ms. Studenmund’s change of control agreement also provides for an increase in her 280G-related benefits to pay all or some of the taxes arising from an “excess parachute payment” as a result of a change of control.

PRINCIPAL STOCKHOLDERS

Principal Ownership of Overture Common Stock

     The following table shows the number of shares of Overture common stock owned as of February 28, 2002 by:

•	each of our stockholders who is known to be the beneficial owner of more than 5% of our common stock,

•	each of our directors,

•	each of our executive officers listed in the Summary Compensation Table, which follows, and

•	all of our directors and executive officers as a group.

     Except as indicated herein, and as provided by applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock owned by him or her.

     Applicable percentages of ownership are based on 58,228,944 shares of common stock outstanding as of February 28, 2002.

     Beneficial ownership is determined in accordance with rules of the SEC. For purposes of calculating beneficial ownership, common stock subject to options currently exercisable or exercisable on or prior to 60 days after February 28, 2002 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

Principal Stock Ownership

Name of Individuals or
Identity of Group	Number of Shares	Percent of Total

The TCW Group(1)	4,955,618	8.5%
Idealab(2)	4,694,915	8.1%
RS Investment Management Co. LLC(3)	2,912,000	5.0%
Steve Alesio	9,375	*
Jeffrey S. Brewer	1,032,800	1.8%
Harry Chandler(4)	237,000	*
William Elkus	9,375	*
James B. Gallinatti Jr.(5)	263,626	*
William Gross(6)	4,704,290	8.1%
Robert M. Kavner	29,375	*
Linda Fayne Levinson	19,883	*
Ted Meisel(4)	747,658	1.3%
Jaynie Studenmund(4)	221,000	*
Todd Tappin(5)	220,908	*
All directors and officers as a group(5)	7,495,290	12.6%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	This information is based solely upon a Schedule 13G filed with the SEC on February 13, 2002. The address of The TCW Group is 865 South Figueroa Street, Los Angeles, California, 90017.

(2)	This information is based solely upon a Schedule 13D/A filed with the SEC on November 28, 2001. The address of Idealab is 130 West Union Street, Pasadena, California 91103.

(3)	This information is based solely upon a Schedule 13G filed with the SEC on February 15, 2002. The address of RS Investment Management Co. LLC is 388 Market Street, San Francisco, California 94111.

(4)	Includes options that, if exercised, would be subject to a right of repurchase by Overture as of February 28, 2002, which right of repurchase lapses as to such shares over a four-year period.

(5)	Includes shares subject to a right of repurchase by Overture as of February 28, 2002, which right of repurchase lapses as to such shares over a four-year period. Also includes options that, if exercised, would be subject to a right of repurchase by Overture as of February 28, 2002, which right of repurchase lapses as to such shares over a four-year period.

(6)	This information is based solely upon a Schedule 13D/A filed with the SEC on November 28, 2001. Mr. Gross disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER MATTER

Summary Compensation Table

     The table below summarizes the compensation earned for services rendered to Overture in all capacities for the fiscal years ended December 31, 2001, 2000 and 1999 by each person serving as Overture’s Chief Executive Officer during the fiscal year ended December 31, 2001 and its next most highly compensated executive officers other than the Chief Executive Officer who earned more than $100,000 during the fiscal year ended December 31, 2001, which includes Mr. Chandler and Mr. Gallinatti Jr., who were executive officers during the year, but were no longer executive officers as of December 31, 2001. These executives are referred to as the named executive officers elsewhere in this Proxy Statement.

				Long-Term
				Compensation
				Awards

		Annual Compensation		Securities
				Underlying
Name and Principal Position	Year	Salary($)	Bonus($)	Options(#)(3)

Ted Meisel(1)	2001	$200,000	$473,000	100,000
Chief Executive Officer and President	2000	$122,500	—	250,000
	1999	$93,750	—	555,728

Jaynie Studenmund(2)	2001	$215,625	$267,050	260,000
Chief Operating Officer	2000	—	—	—
	1999	—	—	—

Todd Tappin	2001	$185,000	$249,450	60,000
Chief Financial Officer	2000	$122,500	20,000	60,000
	1999	$99,998	—	75,000

Harry Chandler	2001	$150,000	$98,100	50,000
Executive Vice President	2000	$122,500	$31,500	40,000
	1999	$80,875	—	230,000

James B. Gallinatti Jr.	2001	$130,000	$54,375	—
Senior Vice President of Sales and Service	2000	$142,500	$47,500	50,001
	1999	$98,750	$37,500	—

(1)	Mr. Meisel has served as Chief Executive Officer since January 2000 and as President since May 1999. He also served as Chief Operating Officer from December 1998 until January 2000.

(2)	Ms. Studenmund has served as Chief Operating Officer since January 2001.

(3)	These options were granted pursuant to Overture’s 1998 Stock Plan and are options to purchase common stock of Overture.

Option Grants During Last Fiscal Year

     The following table sets forth certain information with respect to stock options granted to each of the named executive officers in the fiscal year ended December 31, 2001, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation comply with the rules of the SEC and do not represent Overture’s estimate of future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of Overture’s common stock.

     In fiscal year 2001, Overture granted options to purchase up to an aggregate of 3,451,367 shares to employees, directors and consultants. All options were granted under Overture’s 1998 Stock Plan at exercise prices equivalent to the fair market value of Overture’s common stock on the date of grant, as determined in good faith by the Board, except for 60,000 options issued to Jaynie Studenmund issued at an exercise price of $0.01. All options granted subsequent to April 16, 2001 have a term of 7 years. All options granted on or prior to April 16, 2001 have a term of ten years. Optionees may pay the exercise price by cash, check or delivery of already-owned shares of Overture’s common stock. All options granted on or prior to April 16, 2001 are immediately exercisable upon grant; however, any unvested shares are subject to repurchase by Overture at their cost in the event of the optionee’s termination of employment. All options granted subsequent to April 16, 2001 are exercisable upon vesting.

	Individual Grants

						Potential
	Number	% of Total				Realizable Value at
	of	Options		Market		Assumed
	Securities	Granted to		Price on		Annual Rates of
	Underlying	Employees	Exercise	Date of		Stock Price
	Options	In Last	Price	Grant	Expiration	Appreciation for
	Granted	Fiscal Year	($/share)	($/share)	Date	Option Term

Name						5%	10%

Ted Meisel	100,000	2.9%	$11.00	$11.00	4/12/11	$691,784	$1,753,117
Jaynie Studenmund	100,000	2.9%	$12.19	$12.19	1/24/11	$766,623	$1,942,772
	100,000	2.9%	$8.38	$8.38	2/27/11	$527,014	$1,335,556
	60,000	1.7%	$0.01	$8.38	2/27/11	$818,408	$1,303,535
Todd Tappin	60,000	1.7%	$11.00	$11.00	4/12/11	$415,070	$1,051,870
Harry Chandler	50,000	1.4%	$11.00	$11.00	4/12/11	$345,892	$876,558
James B. Gallinatti Jr.	—	—	—	—	—	—	—

Aggregate Option Exercises During the Last Fiscal Year and Fiscal Year-End Option Values

     The following table sets forth for each of the named executive officers, the number of shares acquired and the value realized upon exercise of stock options during the year ended December 31, 2001 and the number of shares subject to exercisable and unexercisable stock options held as of December 31, 2001.

     The “Value of Unexercised In-the-Money Options at December 31, 2001” is based on the closing price of Overture’s common stock on December 31, 2001, which was $35.43, less the per share exercise price, multiplied by the number of shares issued upon exercise of the option.

     All stock options were granted under Overture’s 1998 Stock Plan. All stock options granted on or prior to April 16, 2001 are immediately exercisable upon grant; however, any unvested shares are subject to repurchase by Overture at their cost in the event of the optionee’s termination of employment. All options granted subsequent to April 16, 2001 are exercisable upon vesting.

			Number of Securities			Value of Unexercised In-the-
			Underlying Unexercised			Money Options at
	Shares		Options at December 31, 2001			December 31, 2001($)
	Acquired	Value
Name	on Exercise	Realized	Exercisable		Unexercisable	Exercisable	Unexercisable

Ted Meisel	—	—	602,728	(1)	—	$10,967,335	—
Jaynie Studenmund	40,000	$569,885	220,000	(2)	—	$6,144,234	—
Todd Tappin	38,750	$475,761	123,750	(3)	—	$2,590,744	—
Harry Chandler	22,000	$335,662	237,000	(4)	—	$6,658,586	—
James B. Gallinatti Jr.	—	—	50,001	(5)	—	$745,473	—

(1)	346,772 shares, if exercised, would be subject to a right of repurchase by Overture as of December 31, 2001, which right of repurchase lapses as to such shares over a four-year period.

(2)	197,250 shares, if exercised, would be subject to a right of repurchase by Overture as of December 31, 2001, which right of repurchase lapses as to such shares over a four-year period.

(3)	115,553 shares, if exercised, would be subject to a right of repurchase by Overture as of December 31, 2001, which right of repurchase lapses as to such shares over a four-year period.

(4)	164,086 shares, if exercised, would be subject to a right of repurchase by Overture as of December 31, 2001, which right of repurchase lapses as to such shares over a four-year period.

(5)	35,420 shares, if exercised, would be subject to a right of repurchase by Overture as of December 31, 2001, which right of repurchase lapses as to such shares over a four-year period.

Compensation Committee Interlocks and Insider Participation

     Messrs. Brewer and Kavner and Ms. Levinson are members of the Compensation Committee. Mr. Brewer is the former Chief Executive Officer of Overture and resigned in January 2000. Mr. Kavner is a director of Idealab. See the section entitled “Related Party Transactions” for a description of the transactions during the past fiscal year between Idealab and Overture.

     No executive officer of Overture served as a director or a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served on the Compensation Committee or as a director of Overture.

Report of the Compensation Committee of the Board of Directors

     The Compensation Committee (the “Committee”) of the Board consists of three non-employee directors. The Committee reviews and makes recommendations to the Board on all compensation matters including, but not limited to, pay levels, incentive programs, executive benefits, and company and individual performance assessment pertaining to Overture’s executive officers. It also administers Overture’s employee stock plans.

     Compensation Goals. The Committee makes recommendations to the Board on compensation for executive officers in order to align business objectives with performance, and to attract, retain and reward executive officers who contribute to the Company’s long-term success. Our compensation programs, including those for executive officers, share these characteristics:

•	We offer a compensation program that attracts and retains the best people in the industry. To ensure that pay is competitive, we review the compensation practices of other leading companies in the industry.

•	Executive officers are compensated based upon corporate, departmental and individual performance. Corporate and departmental performance is evaluated by reviewing whether strategic and business plan goals are met. Individual performance is evaluated by measuring organizational progress against set objectives.

•	We strive for fairness to achieve a balance in compensation paid to the executives within Overture and in comparable companies. We believe that the contributions of each member of the executive staff are vital to our success.

•	We believe that employees should understand the performance evaluation and compensation programs. At the beginning of the performance cycle, key semi-annual and annual objectives are set for each officer. The Chief Executive Officer gives ongoing feedback on performance to each officer. At the end of the performance cycle, the Committee evaluates performance against the key objectives in making its decisions on merit increases, bonus payments and stock option grants.

     Compensation Components. Overture’s compensation program has four elements: base salary, bonus, stock options and benefits. Combined, these four elements yield a total compensation package that is competitive in the industry. Our compensation packages enable us to attract and retain highly skilled employees, provide useful products and services to customers, enhance shareholder value, motivate technological innovation, and reward performance.

     Base Salary. The Committee sets base salary for officers by reviewing the compensation levels for similar positions in comparable companies in the industry. The Committee’s objective is to position average pay at the median of the market. Base salaries are adjusted based on desired pay positioning in comparison with the market and the individual’s performance.

     Bonus. The Committee’s objective is to deliver above-median pay for superior performance. In 2001, the Committee provided the management team with a cash incentive for achieving quarterly Company goals. Bonus performance had two measures: Company and individual/team performance. Company performance focused the management team on revenue and income targets. Individual/team performance measured an individual’s progress against set objectives.

     For 2002, the bonus plan has been redesigned to: (1) focus on annual rather than quarterly targets; (2) balance financial and product quality targets; and (3) balance short and long term performance. The plan is designed to continue to deliver above-median pay for superior performance.

     Stock Options. Our 1998 Stock Plan provides for the grant of incentive stock options to employees (including officers and employee directors) and for the grant of nonstatutory stock options and stock purchase rights to employees, directors and consultants. The 1998 Stock Plan seeks to align the interests of our employees with those of our stockholders and to nurture our employees’ long-term interest in Overture’s success. Further, stock options are designed to provide long-term retention value to Overture by becoming available for purchase over a defined period to encourage employees to continue their employment with Overture.

     Compensation of the Chief Executive Officer for 2001. Mr. Meisel received a base salary of $200,000 in 2001. In April 2001, the Company granted Mr. Meisel options to purchase 100,000 shares of Common Stock at the then fair market value. In addition, for his services in 2001, awarded Mr. Meisel bonuses totaling $473,000. The compensation awarded to Mr. Meisel in 2001 reflects Mr. Meisel’s effective leadership and his significant contributions to the Company during the year, as demonstrated by his role in the Company’s overall financial performance, including achievement of and growth in profitability; enhancement, oversight and direction of the Company’s management team; securing key affiliate relationships; successful completion of the Company’s follow-on offering; the Company’s successful name change and branding campaign; and the Company’s promising expansion into international markets.

     Certain Tax Matters

     U.S. tax law limits the deductibility for federal income tax purposes of certain compensation paid to the Chief Executive Officer or any of our four other most highly compensated executive officers. We intend to structure our compensation program to maximize the deductibility of compensation to the extent feasible, consistent with our goals for our executive compensation programs.

Compensation Committee of the Board	Jeffrey Brewer
Robert M. Kavner
Linda Fayne Levinson

Report of the Audit Committee

The audit committee has:

•	reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2001 with the Company’s management;

•	discussed with Ernst & Young LLP, the Company’s auditors for fiscal 2001, the matters required to be discussed by the Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380); and

•	received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young LLP its independence.

     Based on the review and discussions discussed above, the audit committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2001 be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

Audit Committee of the Board	Steve Alesio
William Elkus
Linda Fayne Levinson

COMPARISON OF STOCKHOLDER RETURN

     The following graph compares the cumulative total stockholder return on Overture’s common stock since the date of our initial public offering (June 18, 1999) through the fiscal year ended December 31, 2001, with the NASDAQ Stock Market Index for U.S. Companies (“NASDAQ Market Index”) and the JP Morgan H&Q Internet Index. The graph is based on the assumption that $100 was invested in each of Overture’s common stock, the NASDAQ Market Index and the JP Morgan H&Q Internet Index on June 18, 1999.

The stock price performance on the graph is not necessarily an indicator of future price performance.

		JP Morgan H&Q	NASDAQ
	Overture	Internet Index	Market Index

June 18, 1999	$100.00	$100.00	$100.00
September 30, 1999	347.50	118.28	113.73
December 31, 1999	391.67	228.97	168.52
March 31, 2000	298.75	239.16	184.62
June 30, 2000	102.08	177.42	164.25
September 30, 2000	110.00	170.68	152.10
December 31, 2000	48.75	88.10	102.31
March 31, 2001	52.29	54.47	76.21
June 30, 2001	129.67	68.61	89.48
September 30, 2001	83.67	39.65	62.07
December 31, 2001	236.2	56.69	80.77

Section 16(a) Beneficial Ownership Reporting Compliance

     Based on a review of forms filed or written notice that no annual forms were required, we believe that for the fiscal year ended December 31, 2001, our officers, directors and 10% stockholders timely filed all reports and reported all transactions required under Section 16 of the Securities Exchange Act, except for the following. Steve Alesio, a director, failed to timely file a Form 3 reporting his initial ownership of Overture stock in May 2001, but filed the Form 3 in October 2001. Jeffrey S. Brewer, a director, failed to timely file a Form 5 reporting shares of Overture given as a gift in February 2001, but filed the Form 5 in November 2001. Mr. Brewer also failed to timely file Form 4’s in March, May, June and August reporting disposition of Overture stock, but filed these Form 4’s in November 2001. Linda Fayne Levinson, a director, failed to timely file a Form 5 reporting disposition of Overture stock in February 2002, but filed the Form 5 in April 2002.

Other Matters

     Overture will provide a copy of its Annual Report for the year ended December 31, 2001, without charge, to any stockholder who makes a written request to Todd Tappin, Secretary, Overture Services, Inc. 74 N. Pasadena Avenue, Third Floor, Pasadena, California 91103.

     It is important that your shares be represented at the meeting, regardless of the number of shares you hold. You are, therefore, urged to execute and return the accompanying proxy card or voting instruction card in the envelope, which has been enclosed, at your earliest convenience.

By Order of the Board of Directors

/s/ Todd Tappin

Todd Tappin Chief Financial Officer and Secretary

Pasadena, California
April 18, 2002

This Proxy is solicited on behalf of the Board of Directors

2002 ANNUAL MEETING OF STOCKHOLDERS
MAY 23, 2002

     The undersigned shareholder(s) of Overture Services, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of 2002 Annual Meeting of Stockholders and Proxy Statement, each dated April 23, 2002, and hereby appoints Ted Meisel and Todd Tappin, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2002 Annual Meeting of Stockholders of Overture Services, Inc., to be held May 23, 2002, at 9:00 a.m., local time, at the Marriott Courtyard Old Pasadena, 180 North Fair Oaks Avenue, Pasadena, CA 91103, and at any adjournment(s)or postponement(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side:

     The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is indicated, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, the persons named in this proxy will vote, in their discretion, provided that they will not vote in the election of directors for persons for whom authority to vote has been withheld.

(continued, and to be signed and dated on reverse side)

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT
You can vote in one of three ways:

1.	Vote by Internet at our Internet Address: http://www.proxyvoting.com/over.

or
2.	Call toll free 1-800-435-6710 on a Touch-Tone Telephone.
or
3.	By mail — by promptly returning your completed proxy card in the enclosed envelope.

The Board of Directors recommends a vote “FOR” items 1 and 2

1.	Election of Directors

(Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided to the right.) ___________________________

01 Linda Fayne Levinson	02 Ted Meisel

[ ] FOR nominees listed above (except as indicated)	[ ] WITHHOLD authority for all nominees listed above

2.	Proposal to ratify the appointment of Ernst & Young LLP as Overture’s independent auditors for fiscal 2002

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

3.	In their discretion the proxies are authorized to vote upon such other matters which may properly come before the meeting or any adjournment(s) or postponement(s) thereof in their discretion.

Address change? Mark the box [ ] indicate change at left.

Dated ________________, 2002

Signature(s) of Shareholders(s) in Box

PLEASE SIGN exactly as name appears at
left. Joint owners should each sign.
Executors, administrators, trustees, etc.
should so indicate when signing. If signer
is a corporation, please sign full name by duly
authorized officer.

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT
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if you marked, signed and returned your proxy card.

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